Exhibit 99.1

Press Release
www.shire.com

U.S. FDA Approves MydayisTM (mixed salts of a single-entity

amphetamine product) – A New Once-Daily Option for ADHD

Symptom Control in Patients 13 Years and Older

Mydayis demonstrated improvements lasting up to 16 hours post-dose, beginning at 2 or 4 hours post-administration, compared to placebo, in total score on a skill-adjusted math test that measures attention in ADHD

Lexington, Mass., USA – June 20, 2017 – Shire plc (LSE: SHP, NASDAQ: SHPG) announced today that the U.S. Food and Drug Administration (FDA) has approved MYDAYISTM (mixed salts of a single-entity amphetamine product), a once-daily treatment comprised of three different types of drug-releasing beads for patients 13 years and older with Attention Deficit Hyperactivity Disorder (ADHD). Mydayis is not for use in children 12 years and younger. Shire expects to make Mydayis commercially available in the United States in the third quarter of 2017.

The U.S. FDA approval of Mydayis is based on results from 16 clinical studies evaluating Mydayis in more than 1,600 subjects, including adolescents (aged 13 to 17 years) and adults with ADHD. In pivotal, placebo-controlled clinical studies, Mydayis significantly improved symptoms of ADHD, as measured by the ADHD-RS-IV and the Permanent Product Measure of Performance (PERMP), in adults and adolescents. Improvement on the PERMP, an objective, validated, skill-adjusted math test that measures attention in ADHD patients, reached statistical significance beginning at 2 or 4 hours post-dose and lasting up to 16 hours post-dose.

“Mydayis is the latest innovation in Shire’s 20-year legacy of helping to support the treatment of ADHD. It’s a testament to Shire’s commitment to helping support the evolving needs of appropriate patients with ADHD,” said Flemming Ornskov, M.D., MPH, CEO of Shire. “With this approval, we hope to help patients who need a once-daily treatment option. Mydayis has shown efficacy lasting up to 16 hours after taking one capsule, beginning at 2 or 4 hours post-dose.”

Andrew J. Cutler, M.D., Executive Vice President and Chief Medical Officer at Meridien Research and an investigator in the Mydayis clinical trials said: “Many of my patients living with ADHD are trying to manage symptoms that impact them in different settings – often across home life, school or work, and in social settings. Patients have individual needs and may respond differently to treatments, so it is important for healthcare professionals to have multiple options. It’s rewarding to work with Shire to provide a new treatment option that may help appropriate patients with ADHD.”

Mydayis, other amphetamine containing medicines, and methylphenidate have a high chance for abuse and can cause physical and psychological dependence. Your healthcare provider should check you or your child for signs of abuse and dependence before and during treatment with Mydayis.

In pivotal Phase 3 clinical studies where efficacy was the primary endpoint, a morning dose of Mydayis demonstrated superiority to placebo based on the change from baseline in the ADHD-RS-IV total score for adult and adolescent patients, respectively. The most common adverse reactions associated with Mydayis (incidence ≥5% and at a rate at least twice placebo) in adults are insomnia, decreased appetite, decreased weight, dry mouth, increased heart rate, and anxiety. For pediatric patients (13 years and older), the most common adverse reactions were insomnia, decreased appetite, decreased weight, irritability, and nausea.

In Phase 2 studies (two studies in adults and one in adolescents), patients treated with Mydayis demonstrated improved attention compared to placebo, as assessed by the total PERMP score, with results reaching statistical significance beginning at 2 or 4 hours post-dose, and lasting up to 16 hours post-dose. Across all clinical studies, adverse events were generally mild to moderate in severity and similar to those observed with other amphetamine compounds.

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ADHD is a neurodevelopmental disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. An estimated 4.4% of adults have ADHD in the U.S. When applied to the full U.S. adult population aged 18 and over, approximately 10.5 million adults are estimated to have ADHD in the U.S. Approximately 50 to 66% of children with ADHD may continue to have ADHD symptoms as adults. Medication is not appropriate for all individuals diagnosed with ADHD.

“Being diagnosed with ADHD as an adult helped me understand my symptoms,” said Gina D’Angelo, an adult patient with ADHD. “Living with my ADHD symptoms is an ongoing process, and how I navigate my daily responsibilities with ADHD changes as I learn more about it. It is encouraging to see new options that may help adults manage their ADHD symptoms.”

Mydayis (mixed salts of a single-entity amphetamine product) Important Safety Information

What is MYDAYISTM?

Mydayis is a prescription medicine used for the treatment of Attention Deficit Hyperactivity Disorder (ADHD) in patients 13 years and older. Mydayis is not for use in children 12 years and younger.

IMPORTANT SAFETY INFORMATION

Abuse and dependence. Mydayis, other amphetamine containing medicines, and methylphenidate have a high chance for abuse and can cause physical and psychological dependence. Your healthcare provider should check you or your child for signs of abuse and dependence before and during treatment with Mydayis.

•	Tell your healthcare provider if you or your child have ever abused or been dependent on alcohol, prescription medicines, or street drugs.

•	Your healthcare provider can tell you more about the differences between physical and psychological dependence and drug addiction.

Who should not take Mydayis?

Do not take Mydayis if you or your child is:

•	allergic to amphetamine or any of the ingredients in Mydayis. See the end of the Medication Guide for a complete list of ingredients in Mydayis.

•	taking, or have taken within the past 14 days, a medicine used to treat depression called a monoamine oxidase inhibitor (MAOI).

Problems that can occur while taking Mydayis. Tell your doctor:

•	if you or your child have any heart problems, heart defects, high blood pressure, or a family history of these problems. This is important because sudden death has occurred in people with heart problems or defects taking stimulant medicines, and sudden death, stroke and heart attack have happened in adults taking stimulant medicines. Your healthcare provider should check you or your child carefully for heart problems before starting Mydayis. Since increases in blood pressure and heart rate may occur, your healthcare provider should regularly check these during treatment. Call your healthcare provider or go to the nearest hospital emergency room right away if you or your child has any signs of heart problems such as chest pain, shortness of breath, or fainting while taking Mydayis.

•	if you or your child have mental (psychiatric) problems, or a family history of suicide, bipolar illness, or depression. This is important because new or worse behavior and thought problems or new or worse bipolar illness may occur. New symptoms such as hearing voices, seeing or believing things that are not real, or new manic symptoms may occur. Call your healthcare provider right away if you or your child have any new or worsening mental symptoms or problems during treatment, especially hearing voices, seeing or believing things that are not real, or new manic symptoms.

•	if your child is having slowing of growth (height and weight); Mydayis may cause this serious side effect. Your child should have height and weight checked often while taking Mydayis. Your healthcare provider may stop treatment if a problem is found during these check-ups.

•	if you or your child have circulation problems in fingers and toes (peripheral vasculopathy, including Raynaud’s phenomenon). Fingers or toes may feel numb, cool, painful, sensitive to temperature and/or change color from pale, to blue, to red. Tell your healthcare provider if you or your child have any numbness, pain, skin color change, or sensitivity to temperature in fingers or toes. Call your healthcare provider if you or your child have any signs of unexplained wounds appearing on fingers or toes while taking Mydayis.

•	if you have a seizure. Your healthcare provider will stop treatment.

•	if you have symptoms of serotonin syndrome such as agitation, hallucinations, coma, or other changes in mental status; problems controlling your movements or muscle twitching; fast heartbeat; sweating or fever; nausea, vomiting or diarrhea; or muscle stiffness or tightness. Call your healthcare provider or go to the nearest hospital emergency room if you have these symptoms. Serotonin syndrome may happen when Mydayis is taken with certain other medicines and may be life-threatening.

•	if you or your child are pregnant or plan to become pregnant. It is not known if Mydayis may harm your unborn baby.

•	if you or your child are breastfeeding or plan to breastfeed. You should not breastfeed while taking Mydayis. Mydayis passes into breast milk.

What are possible side effects of Mydayis?

The most common side effects of Mydayis include:

•	trouble sleeping

•	decreased appetite

•	dry mouth

•	increased heart rate

•	anxiety

•	nausea

•	irritability

•	weight loss

For additional safety information, click here for Prescribing Information, including Medication Guide and Warning about Abuse, and discuss with your doctor.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

NOTES TO EDITORS

Stephen Williams, Deputy Company Secretary, is responsible for arranging the release of this announcement.

Inside Information

This announcement contains inside information.

More About ADHD

Attention Deficit Hyperactivity Disorder (ADHD) impacts people in multiple settings – even beyond work into daily tasks, at home or in social settings.

The specific etiology of ADHD is unknown. The diagnosis is made utilizing criteria specified in the Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (DSM-5®). Only a trained healthcare professional can evaluate and diagnose ADHD.

Although there is no cure for ADHD, there are accepted treatments that have demonstrated improvement in ADHD symptoms. A comprehensive approach is often advised, which may include a combination of medication, psychotherapy and educational approaches. Ongoing assessment of ADHD management plans is recommended.

About the Mydayis Phase 3 Studies

Efficacy of Mydayis in adults (aged 18-55 years) was evaluated in a pivotal randomized, double-blind, placebo-controlled study of Mydayis 12.5 mg or 37.5 mg in 275 adult patients (Study 1) who met the DSM-5® criteria for ADHD. The primary endpoint was defined as the change from baseline in the ADHD-RS-IV with prompts total score compared to placebo. When administered as a daily morning dose, Mydayis was superior compared to placebo for both the 12.5 mg and 37.5 mg doses, respectively. In addition, patients treated with either 12.5 mg or 37.5 mg of Mydayis also showed significantly greater improvement compared to placebo on the Clinical Global Impression of Improvement (CGI-I) score, a key secondary endpoint.

In a pooled analysis of three Phase 3 clinical trials conducted in 626 adult ADHD patients, the most commonly reported TEAEs (reported in >5% of Mydayis-treated patients) were insomnia, decreased appetite, dry mouth, decreased weight, increased heart rate, and anxiety. Nine percent of Mydayis-treated patients discontinued due to adverse reactions compared to 2% of placebo-treated patients. The most frequent adverse reactions leading to discontinuation (i.e., leading to discontinuation in at least 1% of Mydayis-treated patients and at a rate at least twice that of placebo) were insomnia (2%), increased blood pressure (2%), decreased appetite (1%), and headache (1%).

The efficacy of Mydayis was further assessed in a study that included 157 adolescent (13 to 17 years old) patients (Study 4). This was a randomized, double-blind, placebo-controlled, dose-optimization study of Mydayis in patients who met the DSM-IV-TR® criteria for ADHD. Subjects were titrated from a dose of 12.5 mg/day until an optimal dose was reached (up to a maximum dose of 25 mg/day). The primary efficacy endpoint was defined as the change from baseline in the ADHD-RS-IV total score when compared to placebo. The primary efficacy analysis demonstrated that Mydayis, administered as a daily morning dose, was superior to placebo with respect to the change from baseline on the ADHD-RS-IV total score. In addition, Mydayis also showed significantly greater improvement on the CGI-I score at Week 4, the key secondary endpoint in this study.

Among adolescent patients in Study 4, the most commonly reported TEAEs (reported in >5% of Mydayis-treated patients) were decreased appetite, nausea, insomnia, irritability, and decreased weight. Five percent of Mydayis-treated patients discontinued due to adverse reactions compared to zero percent of placebo-treated patients. The most frequent adverse reaction leading to discontinuation (i.e., leading to discontinuation in at least 1% of Mydayis-treated patients and at a rate at least twice that of placebo) were dizziness, depression, upper abdominal pain, and viral infection (all 1%). Safety and effectiveness of Mydayis have not been established in pediatric patients ages 12 years and younger.

About the Mydayis Phase 2 Studies

The efficacy of Mydayis in adults (aged 18-55 years) was also evaluated in two workplace analog studies. These were multi-center, randomized, double-blind, placebo-controlled, crossover studies in adult patients that evaluated 50 mg (Study 2, N=86, 42 of whom were treated with 50 mg) or 25 mg (Study 3, N=79, 76 of whom were treated with 25 mg) of Mydayis who met DSM-IV-TR® criteria for ADHD. Efficacy was assessed by the PERMP total score, calculated as the sum of the number of math problems attempted plus the number of math problems answered correctly. The PERMP was administered at 2, 4, 8, 12, 14, and 16 hours post-dose. Mydayis treatment reached statistical significance compared to placebo at either 2 hours (Study 2) or 4 hours (Study 3) post-dose and lasting up to 16 hours post-dose in both studies.

In Study 2, no patients in the Mydayis 50 mg treatment group experienced a serious TEAE. The most commonly reported TEAEs (reported in >5% of patients) in the Mydayis 50 mg treatment group included fatigue, insomnia, anorexia, decreased appetite, headache, dry mouth, hypertension. In Study 3, no patients experienced a serious TEAE. Two patients reported treatment-emergent adverse events (TEAEs) that led to study discontinuation. The most commonly reported TEAEs (reported in >5% of patients) in the Mydayis 25 mg treatment group were insomnia, decreased appetite, dry mouth, headache, and anorexia.

The efficacy of Mydayis in adolescents was also evaluated in a classroom analog study (Study 5, 13 to 17 years, N=84 adolescents). The study was a multi-center, randomized, double-blind, placebo-controlled, crossover study of Mydayis 12.5 mg or 25 mg who met DSM-IV-TR® criteria for ADHD. Efficacy was assessed using the PERMP which was administered at 2, 4, 8, 12, 14, and 16 hours post-dose. Mydayis treatment, compared to placebo, resulted in a statistically significant treatment effect compared with placebo, beginning at 2 hours and continued for up to 16 hours post-dose. In Study 5, TEAEs that were more common in the Mydayis treatment arms (i.e., frequency >5% in either Mydayis treatment arm) were upper abdominal pain, dry mouth, nausea, anorexia, decreased appetite, dizziness, headache, insomnia, irritability, and dysmenorrhea. There were no reported serious TEAEs and no TEAEs led to study discontinuation.

DSM-5 and DSM-IV-TR are registered trademarks of the American Psychiatric Association.

About Mydayis

Mydayis is a once-daily treatment comprised of three different types of drug-releasing beads for patients 13 years and older with ADHD. Mydayis is not for use in children 12 years and younger. Mydayis will be available in 12.5, 25, 37.5 and 50 mg capsules. Visit www.mydayis.com for more information.

Shire’s Commitment to ADHD

Shire is a global leader in ADHD education and treatment. We have more than 20 years of experience in providing treatments for ADHD. We regularly share our expertise with physicians, patients, care givers and policymakers in order to raise awareness and broaden understanding of this condition. Learn more at www.shire.com.

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874

Media
Gwen Fisher	gfisher@shire.com	+1 781 482 9649
Clotilde Houzé	chouze0@shire.com	+1 781 266 3567

SHIRE and the Shire Logo are registered trademarks of Shire Pharmaceutical Holdings Ireland Limited or its affiliates.

Mydayis is a trademark of Shire LLC.

Forward-Looking Statements

Statements included herein that are not historical facts, including without limitation statements concerning future strategy, plans, objectives, expectations and intentions, the anticipated timing of clinical trials and approvals for, and the commercial potential of, inline or pipeline products, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, the following:

•	Shire’s products may not be a commercial success;

•	increased pricing pressures and limits on patient access as a result of governmental regulations and market developments may affect Shire’s future revenues, financial condition and results of operations;

•	Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•	the manufacture of Shire’s products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to, among other things, significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	certain of Shire’s therapies involve lengthy and complex processes, which may prevent Shire from timely responding to market forces and effectively managing its production capacity;

•	Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•	the actions of certain customers could affect Shire’s ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely affect Shire’s revenues, financial conditions or results of operations;

•	Shire’s products and product candidates face substantial competition in the product markets in which it operates, including competition from generics;

•	adverse outcomes in legal matters, tax audits and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on the Company’s revenues, financial condition or results of operations;

•	inability to successfully compete for highly qualified personnel from other companies and organizations;

•	failure to achieve the strategic objectives, including expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all with respect to Shire’s acquisitions, including NPS Pharmaceuticals Inc., Dyax Corp. or Baxalta Incorporated may adversely affect Shire’s financial condition and results of operations;

•	Shire’s growth strategy depends in part upon its ability to expand its product portfolio through external collaborations, which, if unsuccessful, may adversely affect the development and sale of its products;

•	a slowdown of global economic growth, or economic instability of countries in which Shire does business, as well as changes in foreign currency exchange rates and interest rates, that adversely impact the availability and cost of credit and customer purchasing and payment patterns, including the collectability of customer accounts receivable;

•	failure of a marketed product to work effectively or if such a product is the cause of adverse side effects could result in damage to Shire’s reputation, the withdrawal of the product and legal action against Shire;

•	investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•	Shire is dependent on information technology and its systems and infrastructure face certain risks, including from service disruptions, the loss of sensitive or confidential information, cyber-attacks and other security breaches or data leakages that could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•	Shire incurred substantial additional indebtedness to finance the Baxalta acquisition, which may decrease its business flexibility and increase borrowing costs; and

a further list and description of risks, uncertainties and other matters can be found in Shire’s most recent Annual Report on Form 10-K and in Shire’s subsequent Quarterly Reports on Form 10-Q, in each case including those risks outlined in “ITEM 1A: Risk Factors”, and in Shire’s subsequent reports on Form 8-K and other Securities and Exchange Commission filings, all of which are available on Shire’s website.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.